CONTACTS AT FIRST OF AMERICA:
     Jennifer D. Cox, Senior Vice President-Accounting Division,
(616) 376-7115 / fax 376-7079
     Tony Thompson, Public & Media Relations Manager, (616) 376-
7266 / fax 376-7273


FOR IMMEDIATE RELEASE

         FIRST OF AMERICA BANK CORP. REPORTS 4TH QTR
                NET INCOME OF $84.0 MILLION;
                   FULL YEAR EPS OF $4.16

KALAMAZOO, Mich., January 14, 1997 -- First of America Bank Corporation (NYSE: FOA) today reported fourth quarter net income of $84.0 million, or $1.38 per share compared with $66.0 million and $1.04 per share for the fourth quarter of 1995. On a core basis, excluding one-time factors, net income was $73.9 million compared with $57.3 million for 1995, a 28.8 percent increase. The differences between core and reported results on an after tax basis for the fourth quarter of 1996 were $14.3 million in gains from branch sales and one-time charges of $4.2 million associated with severance and various write-downs. Excluding these one-time charges from both periods (1995 quarter results included $9.1 million in gains from branch sales after tax), earnings per share for the quarter would have been $1.22, up 35.6 percent from 1995 benefiting from fewer shares outstanding. Reported net income and earnings per share for full year 1996 were $256.9 million and $4.16. On a core basis, excluding one-time factors, net income would have been up 11.2 percent from 1995 to $261.1 million and earnings per share would have been up 14.3 percent to $4.23.

Richard F. Chormann, chairman, president and chief executive officer, First of America Bank Corporation, said, "During 1996, First of America made further progress in its financial goals as we focused on improving core profitability and restructuring the company's balance sheet to obtain a more profitable mix within earning assets and deposits. As a result of these actions, our net interest margin was up from a year ago and our return on assets and return on equity also improved for the same comparable periods. In addition, our strengthening capital position allowed us to repurchase 3.6 million shares of our common stock during the year."

"We were able to improve revenue growth especially in the area of retail sales across our lines of business and while we made progress in 1996, we know there are further opportunities for a similar pace in 1997."

Chormann continued, "While net charge-offs for the quarter were up slightly and for the year up 4.3 percent, overall our asset quality improved again in 1996. Over the long term, we have experienced asset quality levels that continue to compare favorably with industry trends. At December 31, 1996, our allowance for loan losses to loans was 1.68 percent up from the
1.50 percent reported a year ago and coverage of our nonperforming loans and assets were at all time highs -- 279 percent and 220 percent, respectively.

"In the fourth quarter, we announced several upcoming changes to our current structure and have over the past few months, started the implementation process. These changes will further our realignment to a line of business focus and a simplified organizational structure. I believe this structure, which is customer focused, will improve our prospects for reaching higher levels of profitability in 1997, allow us to achieve significant improvement in our non-interest expense level and provide us the next step in achieving our goal of maximizing the franchise we have built."

Chormann concluded, "One of the best indicators of the progress we made in 1996 - and one that reflects the value of our company in the market place - was our stock price. First of America's stock price reached its highest closing price ever on November 29th of $60.75. On December 31st it closed at $60.13. Going forward, our efforts will continue to be focused on managing First of America in ways that will add shareholder value and meet our responsibilities to customers and employees."

On a normalized operating, or core basis, return on average assets was 1.35 percent for the fourth quarter of 1996 compared with 0.98 percent a year ago and return on equity on the same
basis, was 16.46 percent, up from 12.66 percent a year ago.   For
the year, after the same adjustments, return on average assets was 1.18 percent compared with 0.99 percent in 1995, and the return on equity was 14.62 percent and 13.74 percent, respectively.

NET INTEREST MARGIN AND NET INTEREST INCOME

The balance sheet restructuring completed in 1996, improved the net interest margin as less profitable earning assets and deposits were sharply reduced and targeted, more profitable loan portfolios and deposit products were increased. Especially affected were investments which declined by 9.9 percent and certificates of deposits which were reduced 22.0 percent.

Fourth quarter net interest income, on a fully taxable equivalent basis, was $230.2 million compared with $231.1 million a year ago, but up slightly over the third quarter of 1996. Net interest income, FTE, was $920.0 million for 1996, or 2.1 percent less than 1995's. The decrease was primarily due to the lower level of earning assets resulting from the balance sheet restructuring. During 1996, earning assets declined each quarter, but the rate of decline slowed during the second half of the year.

As a direct consequence of these actions the net interest margin for the fourth quarter of 1996 was 4.64 percent compared with
4.32 percent for the fourth quarter of 1995. For 1996, the net interest margin improved to 4.53 percent compared with 4.28 percent. Adjusted for the impact of the June 1995 credit card securitization the increase year over year would have been 32 basis points as the credit card securitization shifted interest income to non-interest income.

NON-INTEREST REVENUE

For the fourth quarter of 1996, non-interest revenue increased
29.2 percent to $130.2 million. Full year non-interest revenue was $419.3 million, or 21.2 percent above 1995. Excluding the impact of branch sales, non-interest revenue would have increased
21.0 percent for the fourth quarter and 18.1 percent for the full year. The branch sale gains, new service fee schedules, increased trust fees and the full year impact of bank card securitization fees contributed to the increase. The three main components of non-interest revenue each turned in strong performances over the year ago quarter; service charges, trust revenue and bank card revenue increased 16.3 percent, 19.0 percent and 6.4 percent, respectively.

Trust and financial services benefited from the strong gains in the financial markets and from substantial increases in sales of financial products, such as mutual funds and annuities. Assets under management increased 28.1 percent for the year and expectedly, the fees generated by these assets were up 6.5 percent. Cash management, brokerage and investment management fees increased 27.7 percent, 46.0 percent and 67.7 percent, respectively. First of America's insurance businesses contributed $5.1 million to non-interest revenue versus $1.6 million in 1995.

Mortgage banking revenue was up 15.0 percent for the quarter. Gains on the sale of residential mortgages totaled $6.1 million for the quarter versus $4.5 million a year ago, offsetting lower servicing income. For the year, gains were up 11.3 percent compared with 1995 while servicing income decreased 12.1 percent.

Bank card revenue increased 6.4 percent for the quarter and 22.3 percent for the year. The full year impact from the credit card securitization added $15.2 million to 1996 bank card revenue. The total managed portfolio was $1.3 billion at December 31, 1996, level with a year ago.

NON-INTEREST EXPENSE AND RESTRUCTURING CHARGES

Total non-interest expense increased 5.0 percent over the year ago quarter and included $3.8 million in severance charges, $1.7 million in building write-downs and $2.4 million in goodwill write-downs. The building and goodwill write-downs were recorded in accordance with Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which became effective for all companies January 1, 1996. Excluding one-time charges, non-interest expense was up only 2.0 percent from 1995's fourth quarter. Full year 1996 non-interest expense included $22.0 million for the FDIC one-time SAIF assessment and $11.5 million for severance and write-downs. If one-time charges are excluded from both periods (1995 expense included $13.2 million of restructuring charges), non-interest expense would have only been
1.2 percent higher for 1996 compared with 1995.

Total personnel cost increased 11.5 percent over the year ago quarter excluding severance charges, but only 1.1 percent over the third quarter of 1996. For the year, total personnel costs excluding severance charges increased 6.6 percent as higher incentives for improved sales performance more than offset the reduction in total personnel.

Total full-time equivalent employees (FTEs) were 12,148 at December 31, 1996, a reduction of 586 FTEs from year-end 1995. The 1996 FTE number included 200 employees who received notification that their positions were being eliminated as part of the company's ongoing restructuring process. In addition, approximately 400 employees are expected to be notified by the end of the first quarter of 1997. Severance costs for the employees to be notified is expected to be between $4 and $5 million.

ASSET QUALITY

First of America's allowance coverage ratios improved over each of the last two quarters of 1996 from already solid levels. The improvement in these ratios was due to nonperforming loans and nonperforming assets reaching their lowest quarterly levels within the last five years and a steadily increasing allowance for loan losses. The coverage by the allowance of nonperforming loans and assets were 279.09 percent and 220.27 percent at December 31, 1996 compared with 207.02 percent and 163.40 percent at year-end 1995, respectively.

The net charge-offs to average loans ratio for the fourth quarter at 0.62 percent represented the highest quarterly ratio reported for 1996 primarily due to an increase in commercial net charge-offs and a decreasing average loan portfolio. However, the 0.62 percent was one basis point lower than fourth quarter 1995's ratio as net charge-offs for both the commercial portfolio, down
31.3 percent, and consumer portfolio, down 3.2 percent, decreased over the year ago quarter. For full year 1996, the net charge-offs to average loans ratio increased 6 basis points over 1995 to
0.53 percent also due to lower average outstandings and a 4.3 percent increase in net charge-offs.

First of America Bank Corporation, headquartered in Kalamazoo, Michigan is a $22 billion bank holding company which has $15 billion in loans and $18 billion in deposits and serves over 3 million households in Michigan, Illinois, Indiana and Florida. The company engages in commercial banking, retail banking as well as mortgage origination services in North Carolina and Arizona. The company also provides trust and other financial services, managing over $20 billion in trust and Parkstone Mutual Fund assets. Based on total assets, First of America is ranked 32nd among banking companies in the United States.

                           # # #


                             FIRST OF AMERICA BANK CORPORATION
                                   Financial Highlights


 ($ in thousands, except per share data)

                                                       Three Months Ended Dec. 31,
                                                ------------------------------------------

                                                                                   %
                                                   1996              1995         Change
                                                -----------        ---------     ---------
 NET INCOME                                        $ 83,971          66,019         27.2 %

 EARNINGS PER SHARE                                    1.38            1.04         32.7

 PROFITABILITY RATIOS

     Net interest margin (FTE)                         4.64 %          4.32
     Return on average assets                          1.54            1.13
     Return on average total equity                   18.84           14.64
     Efficiency ratio                                 57.82           59.79
     Burden ratio                                      1.43            1.67



                                                           Year Ended Dec. 31,
                                                ------------------------------------------
                                                                                   %

                                                     1996           1995         Change
                                                 -----------       ---------     ---------
 NET INCOME                                       $ 256,886         236,708          8.5 %

 EARNINGS PER SHARE                                    4.16            3.73         11.5


 PROFITABILITY RATIOS
     Net interest margin (FTE)                         4.53 %          4.28
     Return on average assets                          1.16            1.00
     Return on average total equity                   14.39           13.89
     Efficiency ratio                                 63.09           63.39
     Burden ratio                                      1.92            1.97



                                                        At Dec. 31,
                                                --------------------------

                                                   1996           1995
                                                -----------     ---------
 RISK BASED CAPITAL RATIOS

     Tier I capital ratio                              9.76 %          9.52
     Total capital ratio                              13.19           12.89
     Tier 1 leverage ratio                             7.15            6.70



 ASSET QUALITY RATIOS
     Allowance to total loans                          1.68 %          1.50
     Coverage of non-performing loans                279.09          207.02
     Coverage of non-performing assets               220.27          163.40



                                                         At Dec. 31,
                                                ----------------------------
                                                     1996           1995

                                                 -----------       ---------
 NON-PERFORMING ASSETS
     Non-accrual loans                           $  84,185          104,174
     Restructured loans                              6,414           12,327
     Other real estate owned                        24,190           31,103
                                                 -----------       ---------
        Total non-performing assets              $ 114,789          147,604
                                                 ===========       =========
     90 Days past due Loans                      $  26,726           28,124

     Non-performing assets to loans plus OREO         0.76 %           0.92
     Non-performing assest as a % of total
        assets                                        0.52 %           0.63



 ALLOWANCE FOR LOAN LOSSES

     Year-to-Date
         Balance, beginning of period           $ 241,182           228,115
         Operating provision                       93,456            91,488
         Net charge-offs                          (81,792)          (78,421)
                                                 -----------       ---------

         Balance, December 31                    $ 252,846          241,182
                                                 ===========       =========
        Annualized net charge-offs

           to average loans                           0.53 %           0.47
/TABLE

                                                FIRST OF AMERICA BANK CORPORATION
                                                         Trend Analysis
                                                 Quarter Statements of Earnings


 ($ in thousands, except per share data)



                                                                     1996                                        1995
                                               ------------------------------------------------         ----------------------
                                                4th Qtr      3rd Qtr      2nd Qtr      1st Qtr           4th Qtr      3rd Qtr
                                               ---------    ---------    ---------    ---------         ---------    ---------

 Total interest income                         $ 409,036      412,119      415,363      427,036           437,492      441,999
 Total interest expense                          183,827      186,563      190,064      200,612           210,580      217,429
                                               ---------    ---------    ---------    ---------         ---------    ---------
 NET INTEREST INCOME                             225,209      225,556      225,299      226,424           226,912      224,570
    Provision for loan losses                     23,659       21,966       23,230       24,601            27,610       21,368
                                               ---------    ---------    ---------    ---------         ---------    ---------
 Net interest income after provision             201,550      203,590      202,069      201,823           199,302      203,202
 NON-INTEREST REVENUE

      Service charges on deposit accounts         29,714       29,025       27,640       26,137            25,550       25,297
      Investment security gains (losses)             345         (101)        (472)        (287)              987          457
      Trust and financial services revenue        29,479       28,113       29,067       27,365            24,780       24,365
      Bankcard revenues                           19,711       18,711       18,321       17,157            18,524       20,044
      Mortgage revenues                            8,063        7,357        7,030        6,075             7,013        8,993
      Other non-interest revenue                  42,851       15,924       14,367       17,722            23,898       13,040
                                               ---------    ---------    ---------    ---------         ---------    ---------
           Total non-interest revenue            130,163       99,029       95,953       94,169           100,752       92,196
                                               ---------    ---------    ---------    ---------         ---------    ---------
 NON-INTEREST EXPENSE

      Personnel                                  116,924      114,134      111,770      111,342           102,124      102,698
      Occupancy and equipment, net                30,676       31,488       29,612       31,557            32,113       30,700
      FDIC  expense                               (2,201)      25,826        2,372        2,688             3,861        1,740
      Amortization of intangibles                  7,630        5,251        5,237        5,237             5,266        5,260
      Other operating expenses                    55,336       51,236       54,252       54,636            55,029       52,899
                                               ---------    ---------    ---------    ---------         ---------    ---------
          Total non-interest expense             208,365      227,935      203,243      205,460           198,393      193,297
                                               ---------    ---------    ---------    ---------         ---------    ---------
 Income before income tax expense                123,348       74,684       94,779       90,532           101,661      102,101
      Income tax expense                          39,377       23,661       32,508       30,911            35,642       35,387
                                               ---------    ---------    ---------    ---------         ---------    ---------
 NET INCOME                                    $  83,971       51,023       62,271       59,621            66,019       66,714
                                               =========    =========    =========    =========         ---------    ---------
 Earnings per share                            $    1.38         0.84         1.00         0.94              1.04         1.05
                                               =========    =========    =========    =========         ---------    ---------
 FTE adjustment                                $   4,966        4,401        4,121        4,055             4,140        3,827
 Common dividends                              $  28,261       28,311       26,541       27,888            27,860       27,847
 Common dividends per share declared           $    0.47         0.47         0.44         0.44              0.44         0.44


/TABLE

                                             FIRST OF AMERICA BANK CORPORATION
                                                    Financial Highlights
                                                Consolidated Balance Sheets


                                                                            Quarter Average          Year to Date Average
 ($ in thousands, except per share data)         At December 31,              December 31,                December 31,
                                             ----------------------     ----------------------     -----------------------
                                                1996        1995            1996       1995            1996       1995
                                             ----------  ----------     ----------  ----------     ----------  -----------
 ASSETS
 Cash and due from banks                     1,205,962   1,207,062         927,324    951,575         932,239      919,598
 Federal funds sold and other short term       163,400     269,737         191,704    178,065         168,182      108,480
   investments
 Securities:
   Held to maturity                                 --          --              --  1,906,767              --    2,708,421
   Available for sale                        4,562,381   5,060,746       4,511,778  3,162,186       4,681,984    2,617,014
 Loans, net of unearned income
   Consumer                                  3,774,803   4,504,255       3,797,803  4,577,194       4,079,585    5,141,728
   Commercial, financial and agricultural    2,722,676   2,589,038       2,686,430  2,536,932       2,637,744    2,459,687
   Commercial real estate                    3,918,248   3,812,001       3,891,453  3,761,226       3,861,537    3,628,780
   Residential real estate                   4,640,279   5,171,648       4,735,337  5,223,850       4,884,469    5,302,557
                                             ----------  ----------     ----------  ----------     ----------  -----------
     Total loans                            15,056,006  16,076,942      15,111,023 16,099,202      15,463,335   16,532,752

 Less: Allowance for loan losses               252,846     241,182         255,117    240,452         249,833      234,933
                                             ----------  ----------     ----------  ----------     ----------  -----------
 Net loans                                  14,803,160  15,835,760      14,855,906 15,858,750      15,213,502   16,297,819
                                             ----------  ----------     ----------  ----------     ----------  -----------
 Total earning assets                       19,781,787  21,407,425      19,814,505 21,346,220      20,313,501   21,966,667
                                             ----------  ----------     ----------  ----------     ----------  -----------
 Premises and equipment, net                   433,408     465,498         441,389    465,820         451,361      468,382
 Intangibles                                   201,631     226,979         209,550    230,397         217,427      240,609
 Other assets                                  692,237     534,313         619,222    395,041         529,645      391,949
                                             ----------  ----------     ----------  ----------     ----------  -----------
 TOTAL ASSETS                             $ 22,062,179  23,600,095      21,756,873 23,148,601      22,194,340   23,752,272
                                             ==========  ==========     =========== ==========     =========== ============


 LIABILITIES

 Deposits
   Non-interest bearing                    $ 3,009,252   2,925,679       2,858,212  2,774,770       2,790,118    2,710,566
   Other core deposits                       7,780,372   7,820,558       7,798,863  7,637,091       7,742,586    7,698,610
   CD's - negotiated                           749,058     875,871         757,987    871,888         798,984      989,946
   Other time deposits                       6,080,614   7,720,359       6,479,156  7,988,781       6,940,420    8,115,992
                                             ----------  ----------     ----------  ----------     ----------  -----------
     Total deposits                         17,619,296  19,342,467      17,894,218 19,272,530      18,272,108   19,515,114
                                             ----------  ----------     ----------  ----------     ----------  -----------
 Short term borrowings                       1,887,990   1,649,965       1,419,184  1,300,916       1,443,047    1,647,634
 Long term debt                                471,124     490,315         405,803    490,733         445,329      616,357
 Other liabilities                             299,571     289,367         264,598    294,849         248,448      269,073
                                             ----------  ----------     ----------  ----------     ----------  -----------
   Total liabilities                        20,277,981  21,772,114      19,983,803 21,359,028      20,408,932   22,048,178
                                             ----------  ----------     ----------  ----------     ----------  -----------
    Total interest bearing liabilities      16,969,158  18,557,068      16,860,993 18,289,409      17,370,366   19,068,539
                                             ----------  ----------     ----------  ----------     ----------  -----------
SHAREHOLDERS' EQUITY

 Common equity                               1,784,198   1,827,981       1,773,070  1,789,573       1,785,408    1,704,094
                                             ----------  ----------     ----------  ----------     ----------  -----------
   Total shareholders' equity                1,784,198   1,827,981       1,773,070  1,789,573       1,785,408    1,704,094
                                             ----------  ----------     ----------  ----------     ----------  -----------
 TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                   $ 22,062,179  23,600,095      21,756,873 23,148,601      22,194,340   23,752,272
                                             ==========  ==========     ==========  ==========     ==========  ===========
          Shares outstanding                59,813,234  63,283,857      60,666,705 63,670,603      61,775,353   63,500,784
          Book value per share            $      29.83       28.89
/TABLE

                                                 FIRST OF AMERICA BANK CORPORATION
                                                          Trend Analysis


 ($ in thousands, except per share data)

                                                                           1996                                     1995
                                                     -----------------------------------------------       ---------------------
 AVERAGE BALANCE SHEET DATA:                          4th Qtr     3rd Qtr     2nd Qtr      1st Qtr         4th Qtr     3rd Qtr
                                                     ----------   ---------   ----------   ----------       ---------   ---------
 LOANS
 Consumer                                            3,797,803   4,007,547    4,171,711    4,345,169       4,577,194   4,840,497
 Commercial loans                                    2,686,430   2,630,441    2,631,382    2,602,268       2,536,932   2,483,740
 Commercial real estate                              3,891,453   3,880,961    3,845,652    3,827,540       3,761,226   3,664,115
 Residential real estate                             4,735,337   4,827,782    4,897,852    5,079,171       5,223,850   5,349,481
                                                     ----------   ---------   ----------   ----------       ---------   ---------
   Total gross loans                                15,111,023  15,346,731   15,546,597   15,854,148      16,099,202  16,337,833
 Less: allowance for loan losses                       255,117     252,138      248,500      243,492         240,452     237,231
                                                     ----------   ---------   ----------   ----------       ---------   ---------
   Net loans                                        14,855,906  15,094,593   15,298,097   15,610,656      15,858,750  16,100,602
                                                     ----------   ---------   ----------   ----------       ---------   ---------
 Earning assets                                     19,814,505  19,987,245   20,459,672   21,001,651      21,346,220  21,550,415

 Total assets                                       21,756,873  21,874,995   22,278,672   22,875,138      23,148,601  23,372,407

 Core deposits                                      17,136,231  17,484,462   17,505,966   17,769,415      18,400,642  18,499,697

 CD's - negotiated                                     757,987     801,840      808,971      827,558         871,888     970,747
 Short term borrowings                               1,419,184   1,172,521    1,499,867    1,683,852       1,300,916   1,225,580
 Long term debt                                        405,803     421,901      463,627      490,679         490,733     644,881

 Total interest bearing liabilities                 16,860,993  17,054,376   17,509,902  18,065,268       18,289,409  18,607,133

 ===============================================================================================================================

 PROFITABILITY RATIOS:

 Net interest margin (FTE)                                4.64 %      4.59         4.49         4.40            4.32        4.23

 Return on average assets excluding SAIF assesment        1.52        1.20         1.12         1.05            1.13        1.13

 Return on average total equity
    excluding SAIF assessment                            18.51       15.00        14.09        12.97           14.64       15.17

 Efficiency ratio excluding SAIF assessment,
    one-time charges and branch sale gains               60.21       61.53        62.04        64.17           62.23       60.57

 Burden ratio excluding SAIF assessment,
    one-time charges and branch sale gains                1.77        1.88         1.91         2.04            1.90        1.74

================================================================================



                         SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, First of America has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                              FIRST OF AMERICA BANK CORPORATION
                                          REGISTRANT





Date:   January 15, 1997      /S/ THOMAS W. LAMBERT
                              Thomas W. Lambert
                              Executive Vice President and Chief
                              Financial Officer
                              (Principal Financial and
                              Accounting Officer)